Exhibit 4.13
REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of the 14th day of May, 2004 by and between Entrada Networks Inc., a Delaware corporation (“ESAN”), having an address at 12 Morgan, Irvine, California 92618 and James Dziak (“Dziak”), an individual, having an address at c/o Microtek Systems, Inc.5343 North 118 Court, Milwaukee, Wisconsin 53225-3085.

RECITALS

WHEREAS, in connection with the Stock Purchase Agreement by and among ESAN, Dziak and Torrey Pines Networks, Inc., a Delaware corporation and a wholly owned subsidiary of ESAN, dated as of the date of this Agreement (the "Purchase AgreementSecurities Purchase Agreement"), ESAN has agreed to deliver upon the terms and subject to the conditions of the Purchase Agreement, shares of ESAN's common stock, par value $.001 per share (the “Common Stock”) having an aggregate Value (as that term is defined in the Purchase Agreement) of $250,000 (the “Purchase Price Common Stock”); and

WHEREAS, to induce Dziak to execute and deliver the Purchase Agreement, ESAN has agreed to provide certain registration rights under the 1933 Act and applicable state securities laws.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.Definitions. The following terms shall have the meanings assigned thereto

(a)   The term “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

(b)   The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)   The term “Affiliate” means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such entity or person.

(d)    The term “Registrable Securities” means the Purchase Price Common Stock issuable under the Purchase Agreement and any shares of capital stock issued or issuable with respect to any of the foregoing shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

(e)   The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 3(a) hereof, and, for purposes of this Agreement, includes Dziak.
(f)   The term “Form SB-2” means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by ESAN with the SEC.
(g)   The term “SEC” means the Securities and Exchange Commission.

2.Registration.

(a)   Piggyback Registration. If ESAN at any time proposes to register any of its securities under the 1933 Act, whether or not for sale for its own account, on Form S-1 or any other form of registration statement (other than Form S-4 or Form S-8) then available for the registration of ESAN securities under the 1933 Act (the “Registration Statement”), it shall each such time give at least thirty (30) days’ prior written notice to the Holder of its intention to do so (which notice shall include a list of any jurisdictions in which ESAN intends to attempt to qualify such securities under the applicable blue sky or other state securities laws. Upon the written request of the Holder (a “Requesting Holder”) made as promptly as practicable and in any event within twenty (20) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Requesting Holder and the intended methods of such disposition), ESAN in each instance shall use its best efforts to effect the registration under the 1933 Act of all Registrable Securities which ESAN has been so requested to register by the Requesting Holder thereof under the 1933 Act and registered or qualified under any applicable state securities laws, all to the extent required to permit the sale or other disposition (in accordance with such intended methods thereof) of the Registrable Securities so to be registered; provided that (i) if such registration involves an underwritten offering to the public, all Holders of Registrable Securities requesting to be included in ESAN’s registration must sell their Registrable Securities to the underwriters selected by ESAN on the same terms and conditions as apply to ESAN and (ii) if, at any time after giving notice of its intention to register any securities pursuant to this Section 2(a) and prior to the effective date of the Registration Statement filed in connection with such registration, ESAN shall determine for any reason not to register such securities, ESAN shall give written notice to all Holders of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration without prejudice.

(b)   Priority in Piggyback Registration.   If, in connection with the first underwritten public offering undertaken after the date hereof, the managing underwriter of such underwritten offering (after determining in good faith and for valid business or marketing reasons) shall inform ESAN by letter of its opinion that the number of Registrable Securities requested to be included in such registration would, in its opinion, have a material adverse effect on the marketability of the offering or the price at which such securities can be sold, and ESAN has so advised the Requesting Holders in writing, then ESAN shall include in such registration, to the extent of the number which ESAN is so advised can be sold in (or during the time of) such offering, all securities proposed by ESAN as so advised can be sold for its own account and all Registrable Securities requested to be included in such registration pursuant to this Section 2, allocated pro rata among ESAN and such Requesting Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested to be included in such registration.

(c)   Obligations of ESAN.In the event ESAN proposes to effect the registration of any Registrable Securities, ESAN shall, use its best effort to do each of the following:

(i)   Prepare and file with the SEC a Registration Statement.

(ii)   Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration effective and comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of ESAN covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement.

(iii)   Furnish to the Holders such numbers of copies of a prospectus and any amendments thereto, and such other documents and information as they or the underwriters may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(iv)   Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that ESAN shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(vi) As promptly as practicable after becoming aware of such event, notify Holder of the happening of any event of which ESAN has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and use its reasonable efforts promptly to prepare a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to Holder as Holder may reasonably request.

(vii) As promptly as practicable after becoming aware of such event, notify Holder, if its Registrable Securities are being sold or, in the event of an underwriting offering, the managing underwriters of the issuance by the SEC of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement or post-effective amendment thereto at the earliest possible time and make reasonable efforts to obtain the withdrawal of any such order suspending the effectiveness of the Registration Statement or post-effective amendment thereto.

(viii) Use its reasonable efforts to obtain legal opinions of counsel to ESAN dated on the date such opinions are addressed to Holder if its Registrable Securities are included in the Registration Statement, in customary form and covering such matters of the type customarily covered by such opinions. Delivery of any such opinion shall be subject to the recipient furnishing such written representations or acknowledgments as are customarily provided by selling stockholders who receive such opinions.

(ix) Cooperate with the Holder, if its Registrable Securities are being offered, to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts, as the case may be, as the Holder may reasonably request and, within a commercially reasonable amount of time after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, ESAN shall deliver, and shall cause legal counsel selected by ESAN to deliver, to the transfer agent for the Registrable Securities (with copies to the Holder if its Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel.

(x) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or quotation system on which similar securities issued by ESAN are then listed or quoted.

(xi) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder, in each case not later than the effective date of such registration.

(xii) Take all other reasonable actions necessary to expedite and facilitate disposition by the Holder of the Registrable Securities pursuant to the Registration Statement.
(d)   Furnish Information.

It shall be a condition precedent to the obligations of ESAN to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall, following reasonable notice from ESAN as provided in Section 2, furnish to ESAN such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

(e)   Expenses of ESAN Registration. ESAN shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registration pursuant to Section 2(a) hereof for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, and “cold comfort” letters, expenses of underwriters (excluding underwriting discounts and commissions but including the reasonable fees and expenses of any necessary special experts) and excluding stock transfer taxes relating to Registrable Securities. In addition, ESAN shall bear the reasonable expenses of counsel to Holder incurred in connection with registrations, filings or qualifications in connection herewith.

(f)    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(g)   Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Section 2:

(i)    To the extent permitted by law, ESAN will indemnify and hold harmless each Holder, each director and officer of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act against any losses, claims, damages, liabilities or expenses (joint or several) to which they may become subject or they may incur under the 1933 Act, or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments (including post-effective amendments) or supplements thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by ESAN of the 1933 Act, the 1934 Act, state securities laws or any rule or regulation promulgated under the 1933 Act, the 1934 Act, or state securities laws; and ESAN will pay to each such Holder, underwriter or controlling person any legal or other reasonable expenses promptly as such expenses are incurred and are due and payable in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2(g)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of ESAN (which consent shall not be unreasonably withheld), nor shall ESAN be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(ii)    To the extent permitted by law, each selling Holder will indemnify and hold harmless ESAN, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls ESAN within the meaning of the 1933 Act, any underwriter, any other Holder selling securities in such Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2(g)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2(g)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 2(g)(ii) exceed the net proceeds from the offering received by such Holder.

(iii)    Promptly after receipt by an indemnified party under this Section 2(g)(iii) notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2(g), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, including without limitation another indemnified party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party arising out of such action under this Section 2(g), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2(g).

(iv)    To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 2(g) to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 2(g)(i); (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

(v)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(h)   Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of ESAN to the public without registration or pursuant to a registration on Form S-3 or SB-2, ESAN agrees to:

(i)    make and keep public information available, as that term is used in Rule 144 under the 1933 Act or in any successor to such rule (collectively, “Rule 144”);

(ii)    file with the SEC in a timely manner all reports and other documents required of ESAN under the 1933 Act and the 1934 Act; and

(iii)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (A) a written statement by ESAN that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (B) a copy of the most recent annual or quarterly report of ESAN and such other reports and documents so filed by ESAN, and (C) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(i)   Termination of Registration Rights. The registration rights granted to the Holder pursuant to this Agreement shall terminate upon the date that is the later to occur of (i) the date that is five (5) years after the first date upon which ESAN effects an underwritten public offering of its Common Stock following the effective date of this Agreement, or (ii) the date on which the Holder can, within ninety (90) days from such date, sell the Purchase Price Common Stock without registration under Rule 144.

3.Miscellaneous.
(a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)   Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

(c)   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)   Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

(f)    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of ESAN and the Holders. Any amendment or waiver effected in accordance with this Section 3(g) shall be binding upon each future holder of all such Registrable Securities and ESAN.

(g)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(h)   Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

(i)   Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(j)   Assignment of Rights.    Except for the transfer or assignment (without any limitation whatsoever) of the registration rights of Dziak under this Agreement to any Affiliate of Dziak, Dziak may not transfer or assign the registration rights of Dziak under this Agreement to a third party without the prior written consent of ESAN, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ENTRADA NETWORKS, INC.

                      By:_/s/ Kanwar J.S. Chadha
                       Kanwar J.S. Chadha, Ph.D.
  Chief Executive Officer

  _/s/_ James Dziak ______
  James Dziak